Exhibit 5.6

July 13, 2012

EVERTEC, LLC.

EVERTEC Finance Corp.

Cupey Center Building

Road 176, Kilometer 1.3

San Juan, Puerto Rico 00926

Re:	EVERTEC, LLC and EVERTEC Finance Corp.
Registration Statement on Form S-4 (Registration No. 333-182006)
Initially Filed on June 8, 2012

Ladies and Gentlemen:

We have acted as special Dominican counsel to EVERTEC Dominicana, SAS, a company organized and existing under the laws of the Dominican Republic (the “Company”), in connection with the Registration Statement on Form S-4, as amended (File No. Registration No. 333-182006) (the “Registration Statement”) filed by EVERTEC, LLC, a Puerto Rico limited liability company, and EVERTEC Finance Corp., a Puerto Rico corporation (together, the “Co-Issuers”) and certain other “Guarantors” identified in the Registration Statement with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to (i) up to $40,000,000 aggregate principal amount of the Co-Issuers’ 11% Senior Notes due 2018 (such notes, the “Exchange Notes”) to be issued under an Indenture (the “Indenture”), dated as of September 30, 2010, as supplemented on April 17, 2012 and May 7, 2012, among the Co-Issuers, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”), pursuant to an exchange offer (the “Exchange Offer”) by the Co-Issuers described in the Registration Statement in exchange for a like principal amount of the Co-Issuers’ issued and outstanding 11% Senior Notes due 2018 (the “Old Notes”), previously issued on May 7, 2012 under the Indenture and (ii) the guarantees by the Guarantors (the “Guarantees”) of the Exchange Notes pursuant to the Indenture. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also reviewed such corporate records of the Company, such certificates of public officials and such other documents as we have deemed it necessary or appropriate to review for purposes of this opinion letter. As to factual matters we have assumed the correctness of and relied upon the recitals, statements, representations and warranties of the parties contained in the Indenture and in certificates provided pursuant to or in connection with the Indenture or otherwise provided to us, and we have made no independent inquiries or investigations.

EVERTEC, LLC.

EVERTEC Finance Corp.

July 13, 2012

In making such examination and in expressing our opinions, we have further assumed, without investigation or inquiry:

(a)	the due organization and existence of all parties to the Indenture, except to the extent that we express an opinion in Paragraph 1 below regarding the existence of the Company,

(b)	the due authorization of the Indenture and the Old Notes by all parties thereto, except to the extent that we express an opinion in Paragraph 2 below regarding the authorization of the Indenture by the Company,

(c)	the due execution and delivery of the Indenture and the Old Notes by the parties thereto, in substantially the form submitted to us, duly completed in a full, accurate and consistent manner, except to the extent that we express an opinion in Paragraph 3 below regarding the execution and delivery of the Indenture by the Company,

(d)	that each of the parties to the Indenture has the legal right, power and authority to enter into the Indenture and to consummate the transactions contemplated thereby, except to the extent that we express an opinion in Paragraph 1 below regarding the corporate power and corporate authority of the Company,

(e)	that all signatures on any executed documents furnished to us are genuine, all original documents submitted to us are authentic originals and all certified or other reproductions of documents submitted to us conform to the original documents,

(f)	that the Exchange Notes will conform to the specimen thereof we have reviewed and that the Exchange Notes will be duly authenticated in accordance with the terms of the Indenture,

(g)	the authentication of the Old Notes by the Trustee, and

(h)	that the Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.

Based upon the foregoing and subject to the assumptions, limitations and qualifications herein set forth, we are of the opinion that:

1.	The Company (a) is validly existing and in good standing as a corporation under the laws of the Dominican Republic and (b) has the corporate power and authority to execute and deliver the Indenture and perform its obligations thereunder.

2.	The execution and delivery by the Company of the Indenture and the performance by the Company of its obligations thereunder have been duly authorized by all requisite corporate action on the part of the Company.

EVERTEC, LLC.

EVERTEC Finance Corp.

July 13, 2012

3.	The Indenture has been duly executed and delivered by the Company.

4.	The Guarantee granted by the Company will be valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

The opinions expressed herein are limited to the laws of the Dominican Republic. Our opinion is rendered as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereinafter come to our attention or any change in the laws, rules, regulations or court decisions which may hereinafter occur.

We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This opinion may also be relied upon by Akin, Gump, Strauss, Hauer & Feld, L.L.P. for the purpose of rendering their opinion to you in relation to the Registration Statement.

Very truly yours,

/s/ Luis Miguel Pereyra, Esq.

Luis Miguel Pereyra, Esq.